Exhibit (d)(iv)

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 6th day of January, 2026, by and between, Charles Schwab Investment Management, Inc. (“CSIM”), and Causeway Capital Management LLC (“Sub-Adviser”).

WHEREAS, Schwab Capital Trust, a Massachusetts business trust (“Company”), is an open-end, management investment company registered under the Investment Company Act of 1940 (“1940 Act”), consisting of several series, each having its own investment objective and policies; and

WHEREAS, Company has entered into an Investment Advisory and Administration Agreement with CSIM pursuant to which CSIM acts as investment manager to Company (“Management Agreement”); and

WHEREAS, CSIM, acting with the approval of Company, wishes to retain Sub-Adviser to provide discretionary investment advisory services (“Services”) with respect to a portion of each series of the Company identified on Schedule A hereto, as may be amended from time to time, (each a “Fund”) that may be allocated by CSIM for management by the Sub-Adviser from time to time, together with all income earned on those assets and all realized and unrealized capital appreciation related to those assets (for each Fund, the “Managed Assets”), and Sub-Adviser is willing to render the Services.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties agree as follows:

1.            APPOINTMENT. CSIM appoints Sub-Adviser to provide the Services for the period and term set forth in this Investment Sub-Advisory Agreement (“Agreement”). Sub-Adviser accepts such appointment and agrees to render the Services as provided herein.

2.            DUTIES OF SUB-ADVISER.

(a)            Subject to supervision of the Company, the Board of Trustees (“Trustees”) and CSIM (collectively “Fund Parties”), Sub-Adviser shall be responsible for managing the investment and reinvestment of the Managed Assets and determine in its discretion, the securities and other property to be purchased or sold and the portion of the Managed Assets to be retained in cash, and shall not be responsible for providing investment advice to any other portion of a Fund. In performance of its duties and obligations under this Agreement, Sub-Adviser shall not consult with any other sub-adviser to a Fund concerning the Managed Assets, except to the extent permitted under the 1940 Act, or any rule, regulation or order thereunder. Sub-Adviser will use same skill and care in providing the Services to each Fund as it utilizes in providing investment advisory services to other fiduciary accounts for which it has investment responsibilities. Sub-Adviser will provide Fund Parties with records concerning Sub-Adviser’s activities that Fund Parties are required to maintain, and regular reports concerning Sub-Adviser's performance of the Services.

(b)            Unless CSIM provides written instructions to the contrary, CSIM will review all proxy solicitation materials and will exercise any voting rights associated with securities comprising the Managed Assets pursuant to its proxy voting policy and guidelines, and Sub-Adviser shall have no duty to vote any proxies associated with such securities or for taking action on bankruptcy, class action or other securities litigation claims affecting securities comprising the Managed Assets.

(c)            Sub-Adviser will provide assistance to Company, Charles Schwab & Co., Inc. (“Distributor”) and CSIM (collectively “Schwab Parties”), as may be reasonably requested by such parties, in connection with the offering, sale and marketing of Fund shares. Such assistance will include, without limitation: (i) review of information related to Sub-Adviser included in offering, marketing and sales materials; (ii) attendance and participation at internal and external conferences (including in-person, telephonic and video), conventions, road shows and other sales or educational meetings; and (iii) provision of discussion, analysis and commentary and market and performance data for filings with the Securities and Exchange Commission (“SEC”) and web and other medium based marketing and advertising. Schwab Parties may use the names, trade names, trademarks, service marks, artwork, designs, or other copyrighted materials of Sub-Adviser in connection with the offering, sale and marketing of Fund shares, subject to the written approval of Sub-Adviser, which will not be unreasonably withheld.

(d)            CSIM hereby acknowledges that the Sub-Adviser is not responsible for pricing portfolio securities. Notwithstanding the foregoing, the Sub-Adviser and CSIM agree that, upon the request of Company or CSIM, Sub-Adviser shall reasonably assist CSIM in obtaining prices for portfolio securities and, to the extent it may lawfully do so, provide CSIM with reasonable information, data or analyses in its possession. CSIM acknowledges that any such information, data or analyses may be proprietary to Sub-Adviser or otherwise consist of nonpublic information, agree that nothing in this Agreement shall require Sub-Adviser to provide any information, data or analysis in contravention of applicable legal or contractual requirements, and agree to use any such information only for the purpose of pricing portfolio securities and to maintain their confidentiality.

(e)            Sub-Adviser will discharge the foregoing responsibilities subject to the supervision of Fund Parties, and in compliance with the following: (i) such policies as Fund Parties may from time to time establish, including but not limited to, any guidelines that have been provided by Fund Parties to Sub-Adviser from time to time; (ii) Company’s Prospectus and Statement of Additional Information (“Prospectus and SAI”); (iii) Company’s Declaration of Trust and By-Laws; (iv) 1940 Act; (v) the Investment Advisers Act of 1940, as amended (“Advisers Act”); (vi) any exemptive or other relief granted by the SEC to the Company or available to the Company; (vii) the Internal Revenue Code of 1986, as amended (“Code”); (viii) the Commodities and Exchange Act (“CEA”); and (ix) any other applicable laws. If a conflict in policies referenced herein occurs, the Prospectus and SAI will control.

(f)             Sub-Adviser agrees to perform such duties at its own expense and to provide the office space, furnishings and equipment and the personnel required by it to perform the Services on the terms and for the compensation provided herein. Sub-Adviser will not, however, pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for a Fund.

3.            DUTIES OF CSIM. CSIM will continue to have responsibility for all services to be provided to a Fund pursuant to the Management Agreement and will oversee and review Sub-Adviser's performance of the Services. CSIM will furnish to Sub-Adviser current and complete copies of the Declaration of Trust and By-laws of Company, and the current Prospectus and SAI as those documents may be amended from time to time. The Fund represents and warrants that it is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and it will promptly notify the Sub-Adviser if it ceases to be a QIB.

4.            CUSTODY. Company will designate one or more custodians to hold the Managed Assets (“Custodian”) in the name of each Fund. Each custodian will be responsible for the custody, receipt and delivery of securities and other assets of a Fund including the Managed Assets, and Sub-Adviser will have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of a Fund. In the event that any cash or securities of a Fund are delivered to Sub-Adviser, Sub-Adviser will promptly deliver the same to the Custodian for the benefit of and in the name of Fund. Sub-Adviser will provide to the Custodian and Fund Accountant on each business day, information relating to all transactions in the Managed Assets and will provide such information to Fund Parties upon request. Sub-

Adviser will make all reasonable efforts to notify Custodian and Fund Accountant of all orders to brokers for the Managed Assets by 9:00 am EST on the day following the trade date and will affirm the trade to the Custodian and Fund Accountant before the close of business one business day after the trade date.

5.            PORTFOLIO TRANSACTIONS.

(a)            Sub-Adviser is authorized to select brokers or dealers that will execute the purchases and sales of portfolio securities and other property for a Fund in a manner that implements the policy with respect to brokerage set forth in the Prospectus and SAI, or as Fund Parties may direct from time to time, and in conformity with the federal securities laws.

(b)            In effecting transactions for a Fund and selecting brokers or dealers, Sub-Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms for any transaction, Sub-Adviser will consider any factors that it deems relevant, including price paid for the security, commission paid for the transaction, clearance, settlement, reputation, financial strength and stability, efficiency of execution and error resolution, block trading and block positioning capabilities, willingness to execute related or unrelated difficult transactions and order of call.

(c)            Consistent with any policies established by Fund Parties and in compliance with the Prospectus and SAI and 1940 Act, Sub-Adviser is authorized, in its discretion, to utilize the services of a broker or dealer that provides brokerage or research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended).

(d)            In no instance will Sub-Adviser cause Managed Assets to be purchased from or sold to Distributor, CSIM, Sub-Adviser or any affiliated person of either Company, Distributor, CSIM, or Sub-Adviser (collectively “Related Parties”), except to the extent permitted by the 1940 Act or any exemptive or other relief granted by the SEC. Sub-Adviser will not execute any transactions with brokers or dealers that are Related Parties without the prior written approval of CSIM.

(e)            Consistent with any policies established by Fund Parties, Sub-Adviser may aggregate orders for purchase or sale of Managed Assets with similar orders being made concurrently for other accounts managed by Sub-Adviser, if, in Sub-Adviser's reasonable judgment, such aggregation will result in an overall economic benefit to Fund, taking into consideration the transaction price, brokerage commission and other expenses. In any single transaction in which purchases or sales of securities of any issuer for the account of a Fund are aggregated with other accounts managed by Sub-Adviser, the actual prices applicable to the transaction will be averaged among the accounts for which the transaction is effected, including the account of the Fund.

6.            COMPENSATION OF SUB-ADVISER. For the Services provided and expenses assumed by Sub-Adviser under this Agreement, CSIM will pay to Sub-Adviser compensation at the rate specified in Schedule B, as may be amended from time to time. Such compensation will be paid at the times and on the terms set forth in Schedule B. All rights of compensation under this Agreement for Services performed as of the termination date will survive the termination of this Agreement. Except as otherwise prohibited by law or regulation, Sub-Adviser may, in its discretion, from time to time, waive a portion of its compensation.

7.            REPORTS.

(a)            Sub-Adviser will provide written quarterly reports to Fund Parties regarding the Managed Assets. CSIM will specify the information to be included in such quarterly reports. Sub-Adviser will make available to Fund Parties any economic, statistical and investment services that Sub-Adviser makes available to its other institutional clients.

(b)            Sub-Adviser will promptly communicate to Fund Parties any information relating to transactions in the Managed Assets, as Fund Parties may reasonably request.

(c)            Sub-Adviser will promptly notify Fund Parties of any financial or regulatory condition that is likely to impair the ability of Sub-Adviser to perform the Services. In addition, Sub-Adviser will promptly notify Fund Parties of any intended change in the managing members of the limited liability company of Sub-Adviser or its parent holding company or any other intended change in control of Sub-Adviser and of any intended change in portfolio or senior management, as far in advance of such change as possible.

(d)            Sub-Adviser will make its officers and employees available to meet with Fund Parties at such times and places as Fund Parties may reasonably request, including at quarterly and special meetings of the Trustees in San Francisco, California.

8.              STATUS OF SUB-ADVISER. Sub-Adviser is and will continue to be registered under the Advisers Act. The Services of Sub-Adviser to Company for each Fund are not to be deemed exclusive, and Sub-Adviser is free to render similar services to others so long as its Services to the Fund are not impaired thereby. Sub-Adviser shall not be obligated to purchase or sell for CSIM any security or other property which Sub-Adviser purchases or sells for its own account or any other account if, in the sole discretion of Sub-Adviser, such transaction appears unsuitable, impractical or for any reason undesirable for CSIM. Sub-Adviser is and will continue to be an independent contractor and, unless otherwise expressly provided or authorized, has no authority to act for or represent Company in any way or otherwise act as agent of Company.

9.              CODE OF ETHICS. Sub-Adviser will furnish to Fund Parties a current copy of its code of ethics that complies with the requirements of Rule 17j-1 under the 1940 Act. Upon written request of CSIM, Sub-Adviser will permit Fund Parties to examine the reports made by Sub-Adviser pursuant to Rule 17j-1 and other records relevant to Sub-Adviser’s code of ethics. Sub-Adviser will provide an annual certification to Fund Parties certifying that there have been no material violations of Sub-Adviser’s code of ethics or, if such violations have occurred, that appropriate actions have been taken in response to such violations.

10.            CERTAIN RECORDS.

(a)            Sub-Adviser will maintain all books and records with respect to transactions involving the Managed Assets required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. Sub-Adviser will provide to Fund Parties periodic and special reports, balance sheets, profitability analyses, financial information, and such other information with regard to Sub-Adviser’s affairs, as Fund Parties may reasonably request, including any information requested by Fund Parties to assist the Trustees in evaluating the terms of this Agreement and any renewal thereof under Section 15(c) of the 1940 Act.

(b)            Sub-Adviser will keep the books and records relating to the Managed Assets required to be maintained by Sub-Adviser under this Agreement and will timely furnish to Fund Parties all information relating to Sub-Adviser's Services under this Agreement needed by Fund Parties to keep the other books and records of the Company required by Rule 31a-1 under the 1940 Act. Sub-Adviser will also furnish to Fund Parties any other information relating to the Managed Assets that must be filed by Company with the SEC or sent to shareholders under the 1940 Act, and any exemptive or other relief granted by the SEC. Sub-Adviser agrees that all records that it maintains on behalf of Company are property of Company and Sub-Adviser will surrender promptly to Company any of such records upon Fund Parties’ request; provided, however, Sub-Adviser may retain a copy of such records. In addition, Sub-Adviser will preserve for the periods prescribed by Rule 31a-2 under 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and will transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to CSIM).

11.            LIMITATION OF LIABILITY OF SUB-ADVISER. Sub-Adviser will not be liable for any claims, liabilities, damages, costs or losses (collectively “claims”) arising out of this Agreement, except to the extent such claims arise out of: (a) Sub-Adviser’s negligence, bad faith or willful misfeasance; or (b) Sub-Adviser’s breach of this Agreement. Nothing in this Section 11 will be deemed a waiver or limitation of any obligation or duty that may not by law be waived or limited. The U.S. securities laws impose liabilities under certain circumstances on persons who act in good faith and, therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which CSIM may have under any U.S. securities laws.

12.            INDEMNIFICATION.

(a)            Sub-Adviser will indemnify and hold harmless Fund Parties, their affiliates and their respective employees, officers and directors from and against all claims arising out of this Agreement to the extent such claims arise out of: (i) Sub-Adviser’s negligence, bad faith or willful misfeasance; or (ii) Sub-Adviser’s breach of this Agreement.

(b)            CSIM will indemnify and hold harmless Sub-Adviser, its affiliates, and their respective employees, officers and directors from and against all claims arising out of this Agreement, except to the extent such claims arise out of: (i) Sub-Adviser’s negligence, bad faith or willful misfeasance; or (ii) Sub-Adviser’s breach of this Agreement.

13.            CONFIDENTIALITY. The Mutual Confidentiality and Non-Disclosure Agreement (“Confidentiality Agreement”) previously entered into between the parties is attached hereto as Schedule C and incorporated herein by reference. The Confidentiality Agreement will remain in effect throughout the term of this Agreement, and each party will abide by all of the provisions set forth therein. Upon termination of this Agreement, each party will continue to hold any Confidential Information (as that term is defined in the Confidentiality Agreement) in strict confidence for ten years from the date of termination, except with regard to: (a) trade secrets of either party which will be held in confidence for as long as such information remains a trade secret; and (b) Schwab Customer Information (as that term is defined in the Confidentiality Agreement) which will be held by Sub-Adviser in strict confidence in perpetuity and which will be used by Sub-Adviser only to perform the Services and for no other purpose. In addition, Sub-Adviser will not use any information concerning each Fund’s portfolio holdings, including, without limitation, the names of the portfolio holdings and the values thereof or other Schwab Confidential Information, for purposes of making any decision about whether to purchase or redeem shares of each Fund or to execute other securities transaction except for the respective Fund. In the event any of the provisions of the Confidentiality Agreement conflict with any of the provisions of this Agreement, the latter will control. Notwithstanding any other restriction contained in this Agreement or the Confidentiality Agreement, nothing herein shall be construed to prohibit or impede the Fund Parties from communicating directly with the SEC or any other governmental or regulatory authority regarding possible violations of securities laws, including under Rule 21F-17(a) of the Exchange Act. No prior notice to or consent from the Sub-Advisers is required for such communications.

14.            PUBLICITY. During and after the term of this Agreement, Sub-Adviser will not make any media release or other public announcement relating to this Agreement without Schwab Parties’ prior written consent. Sub-Adviser will acquire no right to use, and will not use, without Schwab Parties’ prior written consent, with respect to each use, the terms or existence of this Agreement, the names, trade names, trademarks, service marks, artwork, designs, or copyrighted materials of Schwab Parties or their affiliates in any sales or advertising materials, press releases, client lists, presentations, promotions or other publicity related materials or media.

15.            DURATION AND TERMINATION.

(a)            This Agreement will become effective for each Fund upon its approval by the Trustees and by a vote of the majority of the outstanding voting securities of each Fund; provided, however, if governed by exemptive relief from the SEC permitting CSIM to engage a Sub-Adviser without first obtaining approval of the Agreement from a majority of the outstanding voting securities of the Fund involved, the Agreement will become effective upon its approval by the Trustees, without approval by the shareholders. This Agreement will remain in effect until two years from date of each effectiveness, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (i) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees, or by the vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of a Fund fail to approve the Agreement as provided herein, Sub-Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” will be construed in a manner consistent with the 1940 Act.

(b)            This Agreement may be terminated at any time, without cause and without payment of any penalty by Fund Parties by: (i) vote of a majority of the Trustees; (ii) vote of a majority of the outstanding voting securities of a Fund on not more than 60 days’ written notice to the Sub-Adviser; or (iii) CSIM upon 90 days’ written notice to Sub-Adviser. In addition, this Agreement may be terminated, with cause, by CSIM at any time, without payment of any penalty by Fund Parties, upon written notice to Sub-Adviser. As used herein, “with cause” means: (i) any material breach of the Agreement by Sub-Adviser; (ii) any federal or state regulatory violation by Sub-Adviser; and (iii) any material financial or other impairment that in the reasonable judgment of CSIM impairs Sub-Adviser’s ability to perform the Services.

(c)            This Agreement may not be terminated by the Sub-Adviser prior to January 5, 2027, except (i) upon a material breach by CSIM of Section 6 or (ii) immediately upon written notice to CSIM, if, in Sub-Adviser’s sole discretion such termination is required by applicable law, regulatory or judicial or administrative organization or otherwise by applicable law, rule, regulation or consent order. Thereafter, this Agreement may be terminated by the Sub-Adviser at any time, without cause and without payment of any penalty, upon 90 days’ written notice to CSIM.

(d)            This Agreement will automatically and immediately terminate in the event of its assignment or in the event of the termination of the Management Agreement.

(e)            Any termination of this Agreement in accordance with the terms hereof will not affect the obligations or liabilities accrued prior to termination. As used in this Section 15, the terms “assignment”, “interested persons,” and a “vote of a majority of the outstanding voting securities” will have the respective meanings set forth in the 1940 Act; subject to such exceptions and other relief as may be granted by the SEC.

16.            NOTICE. All notices required or permitted hereunder will be deemed sufficient upon receipt if sent by: (a) hand; (b) registered or certified mail, postage prepaid; (c) overnight courier; or (d) facsimile transmission to the last address furnished by the other party to the party giving notice. At the outset, such notices will be delivered to the following addresses:

CSIM:	Charles Schwab Investment Management, Inc.

9800 Schwab Way
Lone Tree, CO 80124
Attention: Chief Operating Officer
Telephone: (720) 798-4904

Sub-Adviser:	Causeway Capital Management LLC
Street Address: 11111 Santa Monica Blvd, 15th Floor
City and Zip Code: Los Angeles, CA 90025
Attention: General Counsel
Telephone: 310-231-6100

17.            NONCOMPETE PROVISIONS. Sub-Adviser is not and will not become a party to any noncompete agreement or other agreement or arrangement that would restrict, limit or otherwise interfere with the ability of Schwab Parties and their affiliates to employ or engage any person or entity, now or in the future, to provide investment advisory or other services.

18.            SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

19.            GOVERNING LAW. This Agreement will be construed in accordance with the laws of the State of California and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of California, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter will control. Any legal action or proceeding arising out of this Agreement will be brought only in the courts of the State of California located in the City and County of San Francisco or in the United States District Court for the Northern District of California. Each party will submit to the jurisdiction of such courts and venue in such courts and will waive any claims that such courts lack jurisdiction or are inconvenient forums.

20.            MISCELLANEOUS.

(a)            This Agreement constitutes the entire agreement and understanding between the parties relating to the Services. Any prior agreements, promises or representations not expressly set forth in this Agreement are of no force and effect. No waiver or modification of this Agreement will be effective unless reduced to writing and signed by the party to be charged. No failure to exercise and no delay in exercising on the part of any party hereto of any right, remedy, power or privilege hereunder will operate as a waiver thereof.

(b)            This Agreement is entered into on behalf of each Fund severally, and not jointly, with the express intention that the provisions contained herein will apply separately with respect to each Fund, as if contained in separate agreements.

(c)            Except as set forth in Section 15, this Agreement binds and inures to the benefit of parties, their successors and assigns. This Agreement may be executed in more than one counterpart each of which will be deemed an original and both of which, taken together, will be deemed to constitute one and the same instrument.

(d)            Company refers to Schwab Capital Trust and its Trustees, as Trustees but not individually or personally, acting under a Declaration of Trust amended and restated November 29, 2005. A copy of the Certificate of Trust of Company is on file with the Secretary of State of the State of Massachusetts. Notice is hereby given that the obligations of Company entered into in the name of or on behalf of Company by any of its Trustees, representatives or agents are made not individually, but in such Company capacities. Such obligations are not binding upon any of the Trustees, shareholders or representatives of Company personally, but bind only the assets of Company belonging to such Fund for the enforcement of any claims against Company.

(e)            As used in this Agreement, any references to any laws (including, without limitation, the 1940 Act, Advisers Act, Code and CEA) incorporate the effects of: (i) any amendments to such laws; (ii) any rules or regulations promulgated under such laws; and (iii) any interpretations of such laws, rules or regulations by the applicable regulatory authorities.

(f)            Each party agrees to perform such further acts and execute and/or deliver such further documents as are necessary to effectuate the purposes of this Agreement.

(g)            Sections 11, 12, 13, 15(e), 18, 19, and 20 shall survive the termination of this Agreement for any cause whatsoever.

NOW THEREFORE, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Charles Schwab Investment Management, Inc.

By:	/s/ Omar Aguilar

Name: Omar Aguilar
Title: Chief Executive Officer

Causeway Capital Management LLC

By:	/s/ Gracie V. Fermelia

Name: Gracie V. Fermelia
Title: COO

SCHEDULE A

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

CAUSEWAY CAPITAL MANAGEMENT LLC

FUND(S)

Schwab International Opportunities Fund

Effective Date of this Schedule A: January 6, 2026

SCHEDULE B

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

CAUSEWAY CAPITAL MANAGEMENT LLC

FEES

COMPANY PERCENTAGE

Effective Date of this Schedule B: January 6, 2026

SCHEDULE C

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

CAUSEWAY CAPITAL MANAGEMENT LLC

MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEEMENT

A true and correct copy of the MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEEMENT is attached hereto.

Effective Date of this Schedule C: January 6, 2026

Mutual Confidentiality and Non-Disclosure Agreement

This Mutual Confidentiality and Non-Disclosure Agreement is made effective as of this 3rd day of October, 2025 (the “Effective Date”) by and between Causeway Capital Management LLC, a Delaware limited liability company (“Company”), and Charles Schwab Investment Management, Inc., its parent and their respective affiliates, joint venturers, and subsidiaries, a Delaware corporation (“Schwab”). Company and Schwab may be referred to in this Agreement individually as a “Party” and together as the “Parties.”

Recitals

WHEREAS, Company and Schwab are considering entering into a business arrangement with respect the Schwab International Opportunities Fund (the “Fund”); and

WHEREAS, Company and Schwab each desires to review and discuss certain proprietary and confidential information of the other Party in connection with their analysis of the proposed business arrangement (the “Analysis”); and

WHEREAS, Company and Schwab each desires that all of its confidential and proprietary information revealed to the other Party be subject to the confidentiality and non-disclosure restrictions imposed by this Agreement.

Agreement

NOW, THEREFORE, in consideration of the covenants set forth herein, the Parties, intending to be legally bound, agree as follows:

1.    Definition of Confidential Information. The term “Confidential Information” means all information or material which: (i) gives a Party some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of a Party; or (ii) is either (a) marked “Confidential,” “Restricted,” or “Proprietary Information” or other similar marking, (b) known by the Parties to be considered confidential and proprietary, or (c) from all the relevant circumstances should reasonably be known to be confidential and proprietary. By way of example and not limitation, Confidential Information includes: (i) any information concerning a Party’s, its agents’ or licensors’ technology, such as systems, source code, databases, hardware, software, programs, applications, engine protocols, routines, models, displays and manuals, including, without limitation, the selection, coordination, and arrangement of the contents thereof; and (ii) any information concerning a Party’s, its agents’ or licensors’ financial or business plans or operations, such as research activities and plans, marketing or sales plans, pricing or pricing strategies, operational techniques, internal controls, compliance policies, methods of operation, security procedures, strategic plans, Customer and Employee Information (as defined below), and unpublished financial information, including information concerning revenues, profits and profit margins. In addition, Company will not use any Confidential Information concerning the Fund’s portfolio holdings, including, without limitation, the names of the portfolio holdings and the values thereof or other Schwab Confidential Information, for purposes of making any decision about whether to purchase or redeem shares of the Fund or to execute any other securities transaction.

2.    Restrictions on Use. The Party providing Confidential Information in each case shall be called the “Disclosing Party” and the Party receiving the Confidential Information shall be called the “Receiving Party”. The Receiving Party shall not use, without the prior written consent of the Disclosing Party, any portion of the Disclosing Party’s Confidential Information for any purpose other than the Analysis. Each Party agrees that:

(a)	it will hold the Confidential Information of the other Party in the strictest confidence;

(b)	it will exercise no less care with respect to the other Party’s Confidential Information than the level of care exercised with respect to its own Confidential Information;

(c)	it will not, without the other Party’s prior written consent, copy or disclose to any third Party any portion thereof;

(d)	it will promptly notify the other Party of any unauthorized disclosure or use, and will cooperate with the other to protect all proprietary rights in and ownership of its Confidential Information; and

(e)	it will restrict dissemination of the Confidential Information of the other Party to only those persons within or related to its organization who are directly involved in the Analysis, and who are bound by terms substantially similar to the terms set forth herein.

For the avoidance of doubt, Company may not use Schwab Confidential Information for the purpose of machine learning, “artificial intelligence,” as that term is defined in 15 U.S.C. 9401(3), augmented human intelligence development, algorithm improvement, training, labelling, data de-identification, or other similar data aggregation activities without the express written consent of Schwab. Such uses shall not be deemed related to the performance of this Agreement and are expressly prohibited. On request by Schwab, Company will certify in a writing signed by an officer that it is in compliance with this provision. In addition, unless specifically authorized by Schwab in writing, Company may not make recordings of any video or audio communications between the Parties. Regardless of applicable law, no verbal consent shall be valid to permit any such recordings.

3.    Exceptions. The foregoing shall not prohibit or limit the Receiving Party’s use, disclosure, reproduction or dissemination of the Disclosing Party’s Confidential Information which:

(a)	is or becomes public domain information or material through no fault or breach on the part of the Receiving Party;

(b)	as demonstrated by the written records of the Receiving Party, was already lawfully known (without restriction on disclosure) to the Receiving Party prior to the information being disclosed to the Receiving Party by the Disclosing Party or any representative of the Disclosing Party;

(c)	has been or is hereafter rightfully furnished to the Receiving Party without restriction on disclosure by a third person lawfully in possession thereof;

(d)	has been independently developed, by or for the Receiving Party, without reference to the Confidential Information of the Disclosing Party; or

(e)	is required to be disclosed, but only to the extent required, by court order, or pursuant to applicable law, regulation or self-regulatory organization rules, provided that, except to the extent prohibited by law, the Receiving Party notifies the Disclosing Party so that the Disclosing Party may have a reasonable opportunity to obtain a protective order or other form of protection against disclosure. Notwithstanding any such compelled disclosure by the Receiving Party, such compelled disclosure will not otherwise affect the Receiving Party’s obligations hereunder with respect to Confidential Information, including Customer and Employee Information, so disclosed. For the avoidance of doubt, nothing in this Agreement is intended to impede or prevent any Party from reporting possible violations of law or regulation to any governmental or self-regulatory agency, and/or from cooperating with any governmental or self-regulatory agency investigation. Neither Party is required to advise or seek permission from the other Party before doing so.

It shall be presumed that any Confidential Information in the possession of the Receiving Party that has been disclosed to it by the Disclosing Party or any representative of the Disclosing Party is not within any of the exceptions above, and the burden is on the Receiving Party to prove otherwise by records and documentation.

4.     [Reserved]

5.    No License. Except as provided in Section 4 (Engagement of Services), this Agreement shall not be construed as granting or conferring any rights to either Party by license or otherwise, expressly or implicitly, to Confidential Information, Customer and Employee Information, or any invention, discovery or improvement made, conceived or acquired prior to or after the Effective Date.

6.    Termination. Each Party agrees that, upon termination of the Analysis, or at any time upon the written request of the other Party to this Agreement, it will promptly:

(a)	return or destroy, at the option of the requesting Party, all originals and copies of all documents and materials it has received from the requesting Party containing Confidential Information;

(b)	deliver or destroy, at the option of the requesting Party, all originals and copies of all summaries, records, descriptions, modifications, negatives, drawings, adoptions and other documents or materials, whether in writing or in machine-readable form, prepared by it or prepared under its direction or at its request from the documents and materials referred to in subparagraph (a); and

(c)	provide a written statement to the requesting Party certifying that all documents and materials referred to in subparagraphs (a) and (b) have been delivered to the requesting Party or destroyed, as requested by the requesting Party.

Notwithstanding the foregoing provisions of this Section 6 (Termination), each Party shall be (i) permitted to retain one copy of the Confidential Information in order to comply with any applicable law, court, regulation or regulatory authority or to comply with existing internal document retention policies and (ii) allowed to maintain copies of Confidential Information in electronic form on such Party’s backup storage media in respect of information technology platforms pursuant to such Party’s records retention policy so long as such information is not utilized for any purpose. Notwithstanding the return, destruction or permitted retention of Confidential Information, each Party will continue to be bound by its obligations of confidentiality and other obligations hereunder.

7.    Equitable Relief. Each Party agrees and acknowledges that any breach of this Agreement would cause the other Party irreparable harm for which monetary damages would be inadequate. Accordingly, either Party will be entitled to seek injunctive or other equitable relief to remedy any threatened or actual breach of this Agreement by the other Party, as well as monetary damages.

8.    No Commitment. Nothing contained in this Agreement shall constitute a commitment by either Party to the development or release of any future products and or programs, and, provided the provisions of this Agreement are strictly observed, nothing in this Agreement shall restrict a Party in its efforts to improve its existing products and systems and/or to conceive and develop new products and systems. Additionally, this Agreement does not constitute or imply commitment by either Party to favor or recommend any product or service of the other Party.

9.    Term and Termination. This Agreement will continue in effect until either Party provides written notice of termination to the other Party. In the event of termination of this Agreement, the Parties shall continue to hold the Confidential Information in strict confidence as set forth herein for ten (10) years from the date of termination, except with regard to (i) any Customer and Employee Information (defined below) which shall be held in strict confidence in perpetuity or (ii) trade secrets of the Disclosing Party, which shall be held in confidence for as long as such information remains a trade secret. The Parties’ obligations under Section 12 (No Publicity) shall survive ten (10) years from the date of termination.

10.            Definition of Customer and Employee Information. As between Schwab and Company, Customer and Employee Information (as defined below) is and will remain the sole and exclusive property of Schwab and, as applicable, its third Party institutional investment advisors (“Investment Advisors”) and third Party plan administrators (“Plan Administrators”). “Customer and Employee Information” means all disclosed data and information however collected or received, including without limitation, through “cookies,” Web bugs or non-electronic means pertaining to or identifiable to Schwab’s customer(s) or prospective customer(s), Investment Advisors, and Plan Administrators or to any employees of Schwab or its affiliates (collectively, “Schwab Customers and Employees”), including without limitation, (i) name, address, email address, passwords, personal financial information, personal preferences; demographic data; marketing data; data about securities transactions; portfolio holdings of any registered investment company for which Schwab serves as investment adviser (collectively, “Funds”); credit data, or any other identification data; (ii) any information that reflects use of or interactions with a Schwab Service (as defined below), including its Web sites, including but not limited to, information concerning computer search paths, any profiles created or general usage data; (iii) any data otherwise submitted in the process of registering for a Schwab Service, including its Web sites and any data submitted during the course of using a Schwab Service, including its Web sites; or (iv) any data or information relating to an employee’s compensation, benefits, employment history, performance, and other personally identifiable employee information. “Schwab Service” means any service, including without limitation, any brokerage, banking, and other financial services, that Schwab makes available to its customers, prospects and/or users through Web sites, desktops, email, wireless devices, or from any other communications channel or other medium developed, owned, licensed, operated, hosted, or otherwise controlled by or on behalf of Schwab, its parent or their respective affiliates, subsidiaries, franchisees or joint ventures. This Agreement shall not be construed as granting any ownership rights in Company to Customer and Employee Information.

11.            No Disclosure of Customer and Employee Information. For the avoidance of doubt, Customer and Employee Information is not expected to be shared with Company. Without limiting any other warranty or obligation of Company under this Agreement, during the term of this Agreement and thereafter in perpetuity, Company will not gather, store, or use any Customer and Employee Information of Schwab in any manner, and will not disclose, distribute, sell, share, rent or otherwise transfer any Customer and Employee Information of Schwab to any third Party, except as expressly provided in this Agreement or as Company may be expressly directed in advance in writing by Schwab. Company represents, covenants, and warrants that Company will use Customer and Employee Information of Schwab only in compliance with: (i) this Agreement; (ii) Schwab’s privacy policies; and (iii) all applicable laws, policies and regulations (including but not limited to applicable laws, policies and regulations related to spamming, privacy, and consumer protection); moreover, Company will not use any portfolio holdings information of any Fund to make any investment decision relating to any Fund or any other securities transaction. Company hereby agrees to indemnify and hold harmless Schwab and its directors, officers, agents, employees, members, subsidiaries, franchisees, and successors in interest from and against any and all damages, losses, liabilities, settlements and expenses (including without limitation costs and attorneys’ fees) in connection with any claim or action that arises from an alleged violation of this Agreement. Company will not retain any Customer and Employee Information of Schwab for any period longer than necessary for Company to fulfill its obligations under this Agreement. As soon as Company no longer needs to retain such Customer and Employee Information of Schwab in order to perform its duties under this Agreement, Company will promptly return or (if so instructed by Schwab in writing) destroy all originals and copies of such Customer and Employee Information of Schwab.

12.            No Publicity. Neither Party will announce or disclose the existence of this Agreement, or its contents, any discussions relating thereto, or the discussions of the business relationship being considered, to any third party without the prior written consent of the other Party or except as may be required by law, in which case the Party required to make such a disclosure will give the other Party the maximum feasible prior notice of such disclosure.

13.            No Warranty. NO WARRANTIES ARE MADE BY EITHER PARTY UNDER THIS AGREEMENT. ANY INFORMATION DISCLOSED UNDER THIS AGREEMENT IS PROVIDED “AS IS,” AND WITHOUT ANY WARRANTY, WHETHER EXPRESS OR IMPLIED, REGARDING ITS ACCURACY, COMPLETENESS OR PERFORMANCE.

14.            Securities Law Compliance. Company acknowledges that Schwab’s parent is a public company and that those with access to information provided under this Agreement may be deemed “insiders” under United States federal and state securities laws.

15.            Electronic Signatures and Facsimiles – Binding. This Agreement and related documents may be accepted in electronic form (e.g., by an electronic or digital signature or other means of demonstrating assent) and the Parties’ acceptance will be deemed binding between the Parties. The Parties acknowledge and agree neither will contest the validity or enforceability of this Agreement and related documents, including under any applicable statute of frauds, because they were accepted and/or signed in electronic form. The Parties further acknowledge and agree that neither will contest the validity or enforceability of a signed facsimile copy of this Agreement and related documents on the basis that it lacks an original handwritten signature. Facsimile signatures shall be considered valid signatures as of the date hereof. Computer maintained records of a Party when produced in hard copy form shall constitute business records and shall have the same validity as any other generally recognized business records. Company agrees that use of Schwab’s designated electronic signature service provider, currently DocuSign, shall be deemed a valid, enforceable, and incontestable means of executing this Agreement, and other related documents hereunder.

16.            Miscellaneous. This Agreement shall be governed by the laws of the State of California applicable to agreements between residents of California made and to be performed entirely within the State of California. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns. Any modifications to this Agreement must be in writing and signed by both Parties. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement.

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.:	CAUSEWAY CAPITAL MANAGEMENT LLC:

By: /s/ Omar Aguilar	By: /s/ Gracie V. Fermelia

Name: Omar Aguilar	Name: Gracie V. Fermelia

Title: Chief Executive Officer	Title: COO

Phone: 415-667-7718	Phone: 310-231-6100

Address: 211 Main Street, San Francisco, CA 94105	Address: 11111 Santa Monica Blvd, 15th Fl, Los Angeles, CA 90025